Exhibit 10.1

CIT GROUP, INC.
505 Fifth Avenue
New York, NY 10017

Via Hand Delivery

September 2, 2009

Jeffrey M. Peek
Cit Group, Inc.
505 Fifth Avenue
New York, NY 10017

Re. Extension of Term of Employment Agreement

Dear Jeff:

This letter will confirm that the Board of Directors of CIT Group Inc. (the “Company”) has determined to extend the “Term” of your Amended and Restated Employment Agreement with the Company dated as of December 10, 2007 (your “Employment Agreement”) for one year, through September 2, 2010. On behalf of the Board, I thank you for your continued service with the Company during these difficult times.

For the avoidance of doubt, many of the compensation, benefit and separation provisions of the Employment Agreement are prohibited or limited by the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, the regulations thereunder, and/or the regulations applicable to banks and bank holding companies (together and as in effect from time to time, the “Applicable Restrictions”). Neither your Employment Agreement nor this extension letter will entitle you to receive any payment or benefit to the extent that it is prohibited or limited by the Applicable Restrictions, and you acknowledge that nothing contained in this extension letter constitutes grounds for your resignation for “Good Reason” as defined under your Employment Agreement.

In addition and at your request, this letter also confirms the deletion of Section 7 of your Employment Agreement (referring to certain tax gross-ups) and Section 3(b)(vii)(C) of your Employment Agreement (referring to use of the corporate aircraft).

You and the Company agree that the restrictions in Section 8(b)(A) of your Employment Agreement will apply only to the following companies: De Lage Landen, GATX Corporation, GE Capital, GMAC Inc. and International Lease Finance Corporation (or any successor to any competitive line of business of the foregoing to the extent of your directly or indirectly engaging in or being interested in such competitive line of business for such successor). The Company agrees that, during the period that the restrictions of Section 8(b)(B) apply and subject to requirements of law, the Company will not in any authorized Company public statement, and will use reasonable efforts to cause each executive officer and member of the Board of Directors not to, disparage or publicly criticize you.

You and the Company agree that the provisions of your Employment Agreement, as revised and extended by this letter (and including, without limitation, Section 8(b)) remain in full force and the Term shall continue through September 2, 2010 without interruption. The Company agrees to pay the attorneys fees that you have incurred to date in connection with this extension letter (not to exceed $35,000) and related advice regarding your Employment Agreement (not to exceed $50,000), in each case that the Company determines to be reasonable and appropriate and subject to the Company being provided with such supporting documentation as it determines necessary. Nothing in this letter is intended to confer any rights on any person other than you or the Company.

Please acknowledge your agreement by signing the enclosed copy of this letter and returning it to me as soon as possible.

Very Truly Yours,

CIT GROUP INC.

/s/ Robert J. Ingato
By:	Robert J. Ingato Executive Vice President, General Counsel & Secretary

Accepted and Agreed:

/s/ Jeffrey M. Peek
Jeffrey M. Peek